Exhibit 99.1

Investor Relations Contact:
Don Duffy/Raphael Gross
203.682.8200

Kona Grill, Inc. Announces Appointment of Kent D. Carlson to its Board of Directors

Scottsdale, AZ--(BUSINESS WIRE)--August 11, 2006 - Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, today announced the appointment of Kent D. Carlson to the Company’s board of directors. Mr. Carlson will also serve on the Company’s audit committee.

Mr. Carlson is currently a Senior Vice President - Commercial Real Estate at Marshall & Ilsley Bank (NYSE: MI), and has worked in the commercial banking industry for nearly 30 years. He has vast experience in originating and structuring secured commercial real estate and construction loans. Mr. Carlson is a member of the American Institute of Banking, the Minnesota Shopping Center Association, the National Association of Industrial & Office Parks, the Mortgage Bankers Association, and numerous civic organizations. Mr. Carlson holds a B.S from the University of Wisconsin.

"Kent is a highly qualified individual and a welcome addition to our board of directors. We look forward to benefiting from his insights and leadership as we grow our company," said Marcus E. Jundt, Chairman of the Board, Chief Executive Officer and President of Kona Grill.

About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale, AZ; Chandler, AZ; Denver, CO; Lincolnshire, IL; Carmel, IN; Kansas City, MO; Omaha, NE; Las Vegas, NV; Dallas, TX; Houston, TX; San Antonio, TX and Sugar Land (Houston), TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.